Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholder
Nationwide Life and Annuity Insurance Company:
We consent to the incorporation by reference in this Registration Statement on Form N-6 our reports on Nationwide VL Separate Account - G and Nationwide Life and Annuity Insurance Company and subsidiary (the Company), dated March 13, 2014 and March 19, 2014, respectively, which appear in the Registration Statement on Form N-6 (File No. 333-149213). We also consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Registration Statement on Form N-6 (File No. 333-149213), incorporated by reference into this Registration Statement.
/s/ KPMG LLP
Columbus, Ohio
July 28, 2014